Press Release	Contact:	Tim Harkness
Molecular Devices Corporation
(408) 747-3533

MOLECULAR DEVICES REPORTS REVENUES AND EARNINGS

FOR FIRST QUARTER OF 2004

Sunnyvale, Calif., April 22, 2004 - Molecular Devices Corporation (Nasdaq: MDCC) today announced its revenues and earnings for the quarter ended March 31, 2004.

Revenues for the quarter were a record $27.3 million, or an increase of 11% compared to the same period last year. Operating income for the first quarter of 2004 was $2.2 million, or an increase of 198% compared to the same period last year. Fully diluted earnings per share for the first quarter of 2004 were $0.10, or an increase of 100% compared with the same period last year.

“We saw strength in both our life sciences and drug discovery product families, and we have become more optimistic about the state of our markets,” stated Joseph D. Keegan, Ph.D., Molecular Devices’ President and Chief Executive Officer. “IonWorks exceeded our expectations for the quarter and we continued to see strong demand for the SpectraMax M2 bench-top reader as well as the Meta series of cellular imaging products and our drug discovery consumables. Strategically, we are very excited about our recent agreement to acquire Axon Instruments, as we believe it will enable us to broaden our footprint in our core drug discovery markets and further strengthen our technology base.”

The Company also established guidance for the second quarter of 2004 and reaffirmed guidance for the full year 2004. For the second quarter of 2004, the Company anticipates revenues of $31 to $33 million and fully diluted earnings per share of $0.15 to $0.17. For the full year 2004, the Company anticipates revenues of $125 to $135 million and fully diluted earnings per share of $0.65 to $0.75. If the Axon transaction closes by the end of the second quarter of 2004, the Company would anticipate increasing revenue guidance for the second half by $20 million, bringing it to a range of $145 million to $155 million for the full year. In addition, the transaction is expected to be neutral to earnings per share guidance for 2004.

Conference Call Information

An earnings announcement conference call is scheduled for Friday, April 23, 2004 at 8:00 a.m. PDT (11:00 a.m. EDT). Interested parties can participate in the call by dialing 800-500-0311 (domestic) or 719-457-2698 (international). A taped replay of this call will be available through April 30, 2004. Replay dial-in numbers are 888-203-1112 (domestic) and 719-457-0820 (international) and the access code for the replay is 437836.

Investors can also access a live web-cast of the call through a link posted on the investor page on Molecular Devices’ website (www.moleculardevices.com). A replay of the web cast will remain at this location through April 30, 2004.

About Molecular Devices Corporation

Molecular Devices Corporation is a leading supplier of high-performance bioanalytical measurement systems that accelerate and improve drug discovery and other life sciences research. The Company’s systems and consumables enable pharmaceutical and biotechnology companies to leverage advances in genomics, proteomics and combinatorial chemistry by facilitating the high-throughput and cost-effective identification and evaluation of drug candidates. The Company’s solutions are based on its advanced core technologies that integrate its expertise in engineering, molecular and cell biology and chemistry. Molecular Devices enables its customers to improve research productivity and effectiveness, which ultimately accelerates the complex process of discovering and developing new drugs.

This press release contains “forward-looking” statements, including statements related to future revenues and earnings. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as "believes," "anticipates," "plans," "expects," "will," and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of Molecular Devices Corporation to differ materially from those indicated by these forward-looking statements, including, among others, risks detailed from time to time in the Company's SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2003. Molecular Devices Corporation does not undertake any obligation to update forward-looking statements.

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MOLECULAR DEVICES CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2004	2003
	(unaudited)
REVENUES	$ 27,337	$ 24,550
COST OF REVENUES	10,242	9,528

GROSS PROFIT	17,095	15,022

OPERATING EXPENSES:
Research and development	4,017	4,659
Selling, general and administrative	10,920	9,639

Total operating expenses	14,937	14,298

INCOME FROM OPERATIONS	2,158	724
Other income, net	36	306

INCOME BEFORE TAXES	2,194	1,030
Income tax provision	(764)	(309)

NET INCOME	$ 1,430	$ 721

BASIC NET INCOME PER SHARE	$ 0.10	$ 0.05

DILUTED NET INCOME PER SHARE	$ 0.10	$ 0.05

SHARES USED IN COMPUTING BASIC NET INCOME PER SHARE	14,588	15,343

SHARES USED IN COMPUTING DILUTED NET INCOME PER
SHARE	14,791	15,402

MOLECULAR DEVICES CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(unaudited)

	March 31, 2004	December 31, 2003
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$ 50,418	$ 50,260
Short-term investments	--	8,114
Accounts receivable, net	21,473	26,209
Inventories, net	17,339	17,025
Deferred tax assets	5,220	5,223
Other current assets	2,119	1,849

Total current assets	96,569	108,680
Long-term investments	--	1,736
Equipment and leasehold improvements, net	9,426	9,706
Other assets	46,881	46,791

	$152,876	$166,913

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 4,175	$ 4,019
Accrued liabilities	12,867	17,356

Total current liabilities	17,042	21,375
Stockholders' equity	135,834	145,538

	$152,876	$166,913